  Exhibit 99.1

MabVax Therapeutics Announces $4.1 Million Public Offering

SAN DIEGO (May 15, 2017) –MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, announced today the pricing of its public offering. The offering consists of 1,342,858 shares of the Company’s common stock (the “Common Stock”), and an aggregate of 1,000,000 shares of 0% Series G Convertible Preferred Stock (the “Series G Preferred Stock”) at a public offering price of $1.75 per share of Common Stock and Series G Preferred Stock. The Series G Preferred Stock will be sold to certain existing investors in the Offering who, as a result of their purchases of common stock, would hold in excess of 4.99% of our issued and outstanding Common Stock, and elect to receive shares of our Series G Preferred Stock and is initially convertible into 1,000,000 shares of Common Stock, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The Series G Preferred Stock will not be separately listed on any securities exchange or other trading market. We have granted the underwriters an option for a period of up to 45 days from the date of the Company’s prospectus to purchase up to an aggregate of 201,428 additional shares of our common stock at the public offering price of $1.75 per share, less the underwriting discount, solely to cover overallotments. The offering is expected to close on May 19, 2017, subject to the satisfaction of customary closing conditions.

The total expected gross proceeds of the public offering are $4.1 million before the underwriter’s discount and expenses. The net proceeds from this offering will be used towards funding three Phase 1 clinical trials for the Company’s antibody therapeutic, diagnostic, and radioimmunotherapy candidates; follow-on antibody development programs; and for working capital and general corporate purposes.

Laidlaw & Company (UK) Ltd. is acting as the sole book-running manager for this offering.

A registration statement relating to these securities was previously filed on Form S-1 (333-216016) with the Securities and Exchange Commission (“SEC”), and was declared effective by the SEC on May 12, 2017. A final prospectus relating to the offering may be obtained on the SEC’s website located at www.sec.gov, and electronic copies of the final prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our lead antibody is directed at an antigen target expressed on more than 90% of pancreatic cancers and a significant amount of other GI and lung cancers, making the antibody potentially broadly applicable to a wide variety of patients suffering from difficult to treat cancers. With our collaborators including Memorial Sloan Kettering Cancer Center, Rockefeller University, Sarah Cannon, Honor Health and Imaging Endpoints, we have treated over 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase I clinical studies, and demonstrated early safety, specificity for the target and an early efficacy signal. Results of these trials should be published by mid-year 2017. Additionally, our Phase I clinical study of our radioimmunotherapy product designated as MVT-1075 has been authorized to proceed by the FDA and will soon commence with patient enrollment. Additional information on MabVax is available at www.mabvax.com.

Forward Looking Statements:

This press release on announcing pricing for our public offering contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the Company’s clinical trials and product development pipeline. We have no assurance that all the product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jtc@jenenethomascommunications.com.com

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